Exhibit 10.6

PURCHASE OPTION AGREEMENT

by and between

ATLAS PIPELINE MID-CONTINENT WESTTEX, LLC

and

PIONEER NATURAL RESOURCES USA, INC.

Dated July 27, 2007

i

Section 12.14	Limitation on Damages	48

Section 12.15	Conspicuousness	48

Section 12.16	Severability	48

Section 12.17	Time of Essence	48

EXHIBITS AND SCHEDULES TO PURCHASE AGREEMENT

EXHIBITS

Exhibit A	Map of System
Exhibit B	Conveyance
Exhibit C	GSA Amendment
Exhibit D	OEA Amendment
Exhibit E	Guaranty
Exhibit F	Memorandum of Contract

SCHEDULES

Schedule 1.1	Suspense Funds
Schedule 2.3(a)	Surface Contracts
Schedule 2.3(b)	Equipment
Schedule 2.3(c)	Pipelines
Schedule 2.3(e)	Contracts
Schedule 2.3(f)	Computer Software
Schedule 2.4(f)	Certain Excluded Assets
Schedule 4.1(c)	Disclosed Defects
Schedule 5.1(a)	Seller’s Knowledge
Schedule 5.7	Litigation
Schedule 5.8(b)	Taxes
Schedule 5.9	Compliance with Laws
Schedule 5.10(a)	Contract Matters
Schedule 5.10(b)	Certain Contracts
Schedule 5.11	Governmental Authorizations
Schedule 5.12	Transfer Requirements
Schedule 5.20	Transition Services Agreement
Schedule 6.1(a)	Buyer’s Knowledge
Schedule 7.4	Conduct of Business

v

PURCHASE OPTION AGREEMENT

THIS PURCHASE OPTION AGREEMENT is made and entered into this 27th day of July, 2007 by and between Atlas Pipeline Mid-Continent WestTex, LLC, a Delaware limited liability company (“Seller”), and Pioneer Natural Resources USA, Inc., a Delaware corporation (“Buyer”).

WHEREAS, Seller owns the Subject Assets, either of record or beneficially, as more fully described in Section 3.2 and the exhibits and schedules hereto;

WHEREAS, the transactions contemplated by the Original MFA have been consummated including the assignment of the “Assets” (as defined in the Original MFA) by Western to Seller as contemplated by the Original MFA, and, as a result, Seller owns a direct undivided 72.802% interest in the System;

WHEREAS, Buyer is in the business of owning and operating midstream natural gas assets and currently owns a direct undivided 27.198% interest in the System; and

WHEREAS, Seller desires to grant to Buyer exclusive options to acquire, upon and subject to the terms and conditions herein, collectively an additional direct undivided 22% interest in the System.

NOW, THEREFORE, in consideration of the mutual promises made herein, and subject to the conditions hereinafter set forth, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. The terms set forth below shall have the meanings ascribed to them in this Article 1 or in the part of this Agreement referred to below:

“Accountants” shall have the meaning set forth in Section 7.9(c).

“Adjusted Purchase Price” shall mean, with respect to any Option Percentage designated in any Election Notice, and as of the Closing Date with respect to such Option Percentage, a portion of the Total Unadjusted Purchase Price that is proportionate to the ratio of such Option Percentage to 100% of the Assets, increased or decreased, whichever the case may be, by the adjustments set forth in Section 3.2.

“Adjustment Period” shall have the meaning set forth in Section 3.2(a).

“Affiliate” with respect to a Person, shall mean any other Person controlling, controlled by or under common control with such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Purchase Option Agreement as the same may be modified or amended in accordance with the terms hereof from time to time.

“Allocation Statement” shall have the meaning set forth in Section 9.5.

“Ancillary Agreements” means the GSA, OEA and Memorandum of Contract.

“Assets” shall mean a direct undivided 30.21895% interest in and to the Subject Assets. For the avoidance of doubt, it is intended that the Assets include a direct undivided 22% interest in the System.

“Assumed Seller Obligations” shall have the meaning set forth in Section 11.3.

“Audited Financial Statements” shall have the meaning set forth in Section 7.9(c).

“Benedum Plant” shall mean that certain gas compression, treating and cryogenic processing facility located in Upton County, Texas, with capacity of approximately 45 mmcf/d including, without limitation, an amine treating plant, condensate stabilizer system, gas processing plant and eight (8) compressors.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Houston, Texas are authorized or required by law to be closed.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Non-Consent Capital Expenditures” shall mean, with respect to any Option Percentage acquired by Buyer under this Agreement, the sum of the capital expenditures incurred and paid for by Seller during the Adjustment Period and attributable to such Option Percentage if Buyer has not agreed, pursuant to Article VI of the OEA, to fund the portion of such capital expenditures that are attributable to Buyer’s Existing System Interest.

“Buyer Indemnitees” shall mean Buyer, Buyer’s Affiliates, joint owners and venturers, co-lessees and partners, and each of their respective officers, directors, employees, agents and representatives, successors and permitted assigns; provided, however, Buyer Indemnities do not include Seller or any of its Affiliates or any of their respective officers, directors, employees, agents and representatives or any of their respective successors and assigns (other than Buyer and Buyer’s successors and assigns).

“Buyer’s Existing System Interest” shall have the meaning set forth in Section 2.1(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended.

“Claim” shall have the meaning set forth in Section 11.4(a).

“Claim Notice” shall have the meaning set forth in Section 11.5(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any amending or superseding tax laws of the United States of America.

“Contracts” shall have the meaning set forth in Section 2.3(e).

“Conveyance” shall have the meaning set forth in Section 4.1(b).

“Defensible Title” shall mean that title of Seller with respect to the Real Property Interests included in the Assets, that, except for and subject to Permitted Encumbrances, is free and clear of all liens, encumbrances, security interests, pledges and other defects.

“Effective Time” shall have the meaning set forth in Section 2.5(a).

“Election Notice” shall mean the First Election Notice or Second Election Notice, as applicable.

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, regulations, rules, orders, ordinances, rules of common law, approvals, registrations, exemptions, licenses or permits of any Governmental Body pertaining to health, safety, the environment, wildlife or natural resources in effect as of the Closing Date in any and all jurisdictions in which any of the Assets are located, including the Clean Air Act, the Federal Water Pollution Control Act, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act; the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments of 1984, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the National Environmental Policy Act, the Occupational Safety and Health Act, the Oil Pollution Act, the Pipeline Safety Act, the Natural Gas Pipeline Safety Act, and the Hazardous Materials Transportation Uniform Safety Act, as each is amended from time to time and any state laws implementing the foregoing federal laws, any state laws pertaining to management of Hazardous Substances, including the handling of oil and gas exploration and production or processing wastes or the use, maintenance and closure of pits and impoundments, all other federal, state or local environmental conservation or protection laws, and any common law creating liability for environmental conditions.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws or a Release of Hazardous Substances which is attributable to the ownership or operation of the Assets.

“Equipment” shall have the meaning set forth in Section 2.3(b).

“ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person that is an entity, trade or business, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 2.4.

“Excluded Offsite Environmental Liability” shall have the meaning set forth in Section 11.3(a).

“FERC” means the Federal Energy Regulatory Commission, or any successor agency.

“Final First Purchase Price” shall have the meaning set forth in Section 9.4(b).

“Final Purchase Price” shall mean the Final First Purchase Price (if any) or the Final Second Purchase Price (if any), as applicable.

“Final Second Purchase Price” shall have the meaning set forth in Section 9.4(b).

“Final Valuation Date” shall mean the date on which all adjustments are made to arrive at the Final Purchase Price with respect to any Option Percentage pursuant to Section 9.4(b) (whether by mutual agreement of Buyer and Seller or by final determination of the arbitrator as contemplated in Section 9.4(b)).

“Financial Statements” shall have the meaning set forth in Section 7.9(a).

“First Closing” shall have the meaning set forth in Section 9.1.

“First Election Notice” shall have the meaning set forth in Section 2.1(a).

“First Option” shall have the meaning set forth in Section 2.1(a).

“First Option Payment” shall have the meaning set forth in Section 2.1(a).

“First Option Percentage” shall have the meaning set forth in Section 2.1(a).

“First Option Period” shall have the meaning set forth in Section 2.1(a).

“First Unadjusted Purchase Price” shall have the meaning set forth in Section 2.1(a).

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America as amended from time to time.

“Governmental Authorizations” shall have the meaning set forth in Section 5.11.

“Governmental Body” or “Governmental Bodies” shall mean any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“GSA” shall mean that certain Gas Sales and Purchase Contract dated November 23, 1992 and effective October 1, 1992, by and between Buyer (as successor in interest to Parker & Parsley Petroleum Company et. al.) and Seller (as successor in interest to Western), as amended, including as amended by the GSA Amendment.

“GSA Amendment” shall mean that certain Amendment to Gas Sales and Purchase Contract dated effective as of the date hereof, between Buyer and Seller in the form of Exhibit C attached hereto.

“Guaranty” means that certain Guaranty dated as of the date hereof, executed by the Seller Guarantor in the form of Exhibit E attached hereto.

“Hazardous Substances” means: (i) any pollutants, contaminants, solid wastes, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals as these or similar terms are regulated by, or may form the basis of liability under, any Environmental Laws; (ii) any asbestos containing materials, polychlorinated biphenyls or radon; and (iii) any petroleum, Hydrocarbons, petroleum products, natural gas, crude oil and any fractions, components or derivatives thereof.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” shall mean oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with any of the foregoing.

“Imbalances” shall mean over-deliveries or under-deliveries with respect to Hydrocarbons allocated to the Assets.

“Indemnified Party” shall have the meaning set forth in Section 11.5(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.5(a).

“Indemnity Claim” shall have the meaning set forth in Section 11.5(b).

“Laws” shall mean all statutes, laws, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“MFA” shall mean that certain Master Formation Agreement dated June 1, 2007, between Western and Seller Guarantor, as amended as of the date hereof (the “Original MFA”), and as may be further amended.

“Material Adverse Effect” shall mean any effect that is or would reasonably be expected to have any effect that is material and adverse to the ownership, operation or value of the Assets, taken as a whole; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon processing, gathering or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon processing, gathering or transportation industry generally), and (iv) any effect resulting from a change in Laws or regulatory policies.

“Midkiff/Benedum Gathering System” shall mean the gathering system consisting of approximately 2,500 miles of two inch (2”) to thirty inch (30”) pipeline located in Ector, Midland, Martin, Glasscock, Irion, Reagan, Sterling and Upton counties, Texas, including, without limitation, approximately 2,400 active meters (with electronic flow measurement and communications) and twelve (12) compressor stations with a total of approximately 9,400 horsepower.

“Midkiff Deduction” shall have the meaning set forth in Section 8.1(d).

“Midkiff Line” shall mean that certain approximately 10 mile pipeline between the tailgate of the Midkiff Plant and Northern Natural Gas Company’s interstate pipeline.

“Midkiff Plant” shall mean that certain gas compression, treating and cryogenic facility located in Reagan County, Texas, with capacity of approximately 120 mmcfd including, without limitation, an amine treating plant, condensate stabilizer system, three (3) processing plants and thirteen (13) compressors.

“Mutual Release” shall mean that certain Mutual Release of Claims dated of even date herewith, among Buyer, Seller and Western.

“Negative Section 9.4(b) Adjustment Amount” shall have the meaning set forth in Section 9.4(b).

“NGA” shall have the meaning set forth in Section 5.17.

“NGL Inventory” shall have the meaning set forth in Section 2.3(d).

“NGPA” shall have the meaning set forth in Section 5.17.

“NORM” shall mean naturally occurring radioactive material.

“OEA” shall mean that certain Operation and Expansion Agreement, dated as of November 23, 1992, by and between Buyer (as successor in interest to Parker & Parsley Gas Processing Co.) and Seller (as successor in interest to Western), as amended, including as amended by the OEA Amendment.

“OEA Amendment” shall mean that certain First Amendment to Operation and Expansion Agreement dated effective as of the date hereof, between Buyer and Seller in the form of Exhibit D attached hereto.

“Option” shall mean the First Option or the Second Option, as applicable.

“Option Percentage” shall mean the First Option Percentage or Second Option Percentage, as applicable.

“Payee” shall have the meaning set forth in Section 11.4(e).

“Permitted Encumbrances” shall mean (a) the documents and instruments pursuant to which any interest in the Real Property Interests were created; (b) oil, gas or other mineral reservations or interests; (c) any agreement pursuant to which any Asset is leased; (d) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development or operation of the Assets and are not more than 60 days past due or are being contested in good faith, and (ii) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges for amounts arising in the ordinary course of business securing amounts that are not more than 60 days past due or are being contested in good faith; (e) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business; (f) any obligations or duties affecting the Assets to any Governmental Body with respect to any franchise, grant, license or permit, and all applicable Laws of any Governmental Body; (g) any easements, rights-of-way, servitudes, permits, leases, and other rights in respect to surface operations to the extent they do not operate to interfere materially with the operation of the Assets as currently operated; (h) third party consents to assignments or similar agreements; (i) all rights to consent by, required notices to, filings with or other actions by any Governmental Body in connection with the sale or conveyance of any Asset to the extent such consents are customarily obtained after Closing; (j) the terms and conditions of the Contracts; (k) all rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body; (1) all other liens, charges, encumbrances, security interests, pledges, defects or irregularities that do not, individually or in the aggregate, materially interfere with the use, ownership, operation or value of the Assets; (m) Imbalances associated with the Assets; (n) defects based solely on (i) lack of information in Seller’s files, or (ii) references to a document(s) if such referenced document(s) do not constitute a defect; (o) defects arising out of lack of corporate or other entity authorization resulting in another party’s actual and superior claim of title to the relevant Real Property Interests; (p) defects that have been cured by applicable Laws of limitations or prescription; and (q) defects specifically disclosed in writing by Seller to Buyer prior to the execution of this Agreement as set forth in Schedule 4.1(c) or of which Buyer has knowledge prior to the execution of this Agreement.

“Person” shall mean an individual, partnership, corporation (including a business trust), firm, association, joint venture, limited liability company, unincorporated organization, or other entity, or a Governmental Body.

“Pipelines” shall have the meaning set forth in Section 2.3(c).

“Plants” shall mean the Benedum and Midkiff Plants.

“Positive Section 9.4(b) Adjustment Amount” shall have the meaning set forth in Section 9.4(b).

“Preference Right” shall mean any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Property Costs” shall have the meaning set forth in Section 2.5(b).

“Provisions” shall have the meaning set forth in Section 11.7(a).

“Real Property Interests” shall mean the easements, rights-of-way and fee interests in real property identified on Schedule 2.3(a).

“Records” shall have the meaning set forth in Section 2.3(f).

“Release” shall have the meaning specified in CERCLA; provided, however, that to the extent any other applicable state law has a meaning of “Release” that is broader than that specified in CERCLA, such broader meaning shall apply.

“REGARDLESS OF FAULT” shall have the meaning set forth in Section 11.4(a).

“Retained Asset” shall have the meaning set forth in Section 7.6(b).

“SEC” shall mean the United States Securities and Exchange Commission, or any successor agency.

“Second Closing” shall have the meaning set forth in Section 9.1.

“Second Election Notice” shall have the meaning set forth in Section 2.1(b).

“Second Option” shall have the meaning set forth in Section 2.1(b).

“Second Option Payment” shall have the meaning set forth in Section 2.1(b).

“Second Option Percentage” shall have the meaning set forth in Section 2.1(b).

“Second Option Period” shall have the meaning set forth in Section 2.1(b).

“Second Unadjusted Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Section 10.3 Event” shall have the meaning set forth in Section 10.3.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Guarantor” shall mean Atlas Pipeline Partners, L.P., a Delaware limited partnership.

“Seller Indemnitees” shall mean Seller, Seller’s Affiliates, joint owners and venturers, co-lessees and partners, and each of their respective officers, directors, employees, agents and representatives, successors and permitted assigns; provided, however, Seller Indemnities do not include Buyer or any of its Affiliates or any of their respective officers, directors, employees, agents and representatives or any of their respective successors and assigns.

“Shares” shall have the meaning set forth in Section 2.3(g).

“Specified Rate” shall mean 8.0% simple interest per annum.

“Subject Assets” shall have the meaning set forth in Section 2.3.

“Sunset” shall have the meaning set forth in Section 2.3(g).

“Surface Contracts” shall have the meaning set forth in Section 2.3(a).

“Suspense Funds” shall mean the amount of monies held in suspense by Seller associated with the System as shown on Schedule 1.1.

“System” shall mean the Midkiff/Benedum Gathering System, the Benedum Plant and the Midkiff Plant, as more fully depicted on the map attached hereto as Exhibit A.

“Tax Allocation Referree” shall have the meaning set forth in Section 9.5.

“Taxes” shall mean all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, withholding taxes, or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Tax Returns” shall have the meaning set forth in Section 5.8(a).

“Total Unadjusted Purchase Price” shall mean Two Hundred and Thirty Million Dollars ($230,000,000).

“Transfer Requirement” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with, or other action by a Governmental Body in connection with the sale or conveyance of any Asset or interest therein, if they are not required prior to the assignment of such Asset or interest or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” shall have the meaning set forth in Section 12.3.

“Unadjusted Purchase Price” shall mean the First Unadjusted Purchase Price or Second Unadjusted Purchase Price, as applicable.

“Western” shall mean Western Gas Resources, Inc., a Delaware corporation.

ARTICLE 2

THE OPTION

Section 2.1 Grant of Option.

(a) For Ten Thousand Dollars ($10,000) (the “First Option Payment”) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller hereby grants to Buyer the exclusive and irrevocable option to purchase up to (as determined by Buyer in its sole discretion) a direct undivided 66.18364% interest in the Assets (which 66.18364% (i) is a direct undivided 20% in the Subject Assets and (ii) is intended to include a direct undivided 14.5604% interest in the System). The percentage of the Assets (if any) which Buyer so elects to purchase under this Section 2.1(a) is hereinafter referred to as the “First Option Percentage.” The unadjusted purchase price to be paid by Buyer for the sale of the First Option Percentage (the “First Unadjusted Purchase Price”) shall equal the product obtained by multiplying (A) the Total Unadjusted Purchase Price by (B) a percentage equal to the First Option Percentage. The First Unadjusted Purchase Price is subject to adjustment as set forth in Sections 3.2 and 9.4. If Buyer in its sole and unfettered discretion desires to exercise the option referred to in this Section 2.1(a) (the “First Option”), Buyer shall provide written notice of such election (the “First Election Notice”) any time after June 15, 2008 and before November 2, 2008 (the “First Option Period”); provided, however, if as of November 1, 2008, there are one or more casualty events which in the aggregate materially affect any material portion of the Assets, then the First Option Period may, at Buyer’s election, be extended until December 1, 2008. If the First Election Notice is timely provided, Buyer and Seller shall consummate the sale and purchase of the First Option Percentage subject to and in accordance with the other terms and provisions of this Agreement.

(b) For Ten Thousand Dollars ($10,000) (the “Second Option Payment”) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller hereby grants to Buyer the exclusive and irrevocable option to purchase up to (as determined by Buyer in its sole discretion) a direct undivided 100% interest in the Assets less the First Option Percentage (if any) previously acquired by Buyer under this Agreement (which direct undivided interest in the Assets (i) is a pro rata portion of a direct undivided interest in the Subject Assets and (ii) includes a pro rata portion of a direct undivided interest in the System). The percentage of the Assets (if any) which Buyer so elects to purchase under this Section 2.1(b) is hereafter referred to as the “Second Option Percentage.” The unadjusted purchase price to be paid by Buyer for the sale of the Second Option Percentage (the “Second Unadjusted Purchase Price”) shall equal the product obtained by multiplying (A) the Total Unadjusted Purchase Price by (B) a percentage equal to the Second Option Percentage. The Second Unadjusted Purchase Price is subject to adjustment as set forth in Sections 3.2 and 9.4. If Buyer in its sole and unfettered discretion desires to exercise the option referred to in this Section 2.1(b) (the “Second Option”), Buyer shall provide written notice of such election (the “Second Election Notice”) any time after June 15, 2009 and before November 2, 2009 (the “Second Option Period”); provided, however, if as of November 1, 2009, there are one or more casualty events which in the aggregate materially affect any material portion of the Assets, then the Second Option Period may, at Buyer’s election, be extended until December 1, 2009. If the Second Election Notice is timely provided, Buyer and Seller shall consummate the sale and purchase of the Second Option Percentage subject to and in accordance with the other terms and provisions of this Agreement.

(c) Buyer currently owns a direct undivided 27.198% interest in the System (“Buyer’s Existing System Interest”). For the avoidance of doubt, the Buyer’s Existing System Interest held by Buyer is in addition to any interests that may be purchased by Buyer under this Agreement. If any such interests are so acquired, the parties shall promptly amend the OEA to reflect such acquisition.

Section 2.2 Execution and Delivery of Certain Documents. Contemporaneously with the execution and delivery of this Agreement:

(a) Seller and Buyer shall execute and deliver to each other the GSA Amendment and OEA Amendment, which agreements shall become effective as of the date hereof and shall remain effective in accordance with their respective terms and provisions without regard to whether or not this Agreement is hereafter terminated or any Closing occurs;

(b) Seller shall cause the Seller Guarantor to execute and deliver to Buyer the Guaranty; and

(c) Seller shall execute and deliver (properly notarized for recording) to Buyer one or more (as determined by Buyer) originals of the Memorandum of Contract in the form attached hereto as Exhibit F (and Buyer shall have the right to record such document and certified copies of the same in the applicable public records where the Assets are located).

Section 2.3 Subject Assets. As used herein, the term “Subject Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Excluded Assets):

(a) All easements, permits, licenses, servitudes, rights-of-way, and fee interests in real property appurtenant to, and used or held for use in connection with the System, including those described in Schedule 2.3(a) (“Surface Contracts”).

(b) All equipment, machinery, fixtures and other tangible personal property and improvements located on the System or used or held for use in connection with the operation of the System, including those identified on Schedule 2.3(b) (“Equipment”).

(c) All flow lines, pipelines, gathering systems and appurtenances thereto being a part of the System or used, or held for use, in connection with the operation of the System, including those identified on Schedule 2.3(c) (“Pipelines”).

(d) The natural gas liquids inventory that exists as of the Effective Time at the Plants (the “NGL Inventory”).

(e) All contracts, agreements and instruments by which the System is bound, or that relate to or are otherwise applicable to the System, only to the extent applicable to the System rather than Seller’s other properties, including but not limited to, operating agreements, exchange agreements, transportation and gathering agreements, agreements for the purchase and sale of oil, gas, casinghead gas or other Hydrocarbons, real estate leases or processing agreements to the extent applicable to the System, including those identified in Schedule 2.3(e) (collectively, the “Contracts”).

(f) All land files; gas contract files; gas gathering and processing files; abstracts; title opinions; land surveys; maps; engineering data and reports; and other books, records, data, files, and accounting records, in each case to the extent related primarily to the System, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto) other than the software more specifically described in Schedule 2.3(f), (iii) attorney-client privileged communications and work product of Seller’s legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records and provide Buyer with copies thereof at Seller’s cost.

(g) All of the issued and outstanding capital stock (the “Shares”) of Setting Sun Pipeline Corporation, a Delaware corporation (“Sunset”).

For the avoidance of doubt, the Assets include the items referred to in (a) through (f) above, whether now owned or hereafter acquired by Seller before the applicable Closing. The applicable schedules and exhibits hereto shall be updated by way of amendment (as may be appropriate) after June 1, 2008 but before July 1, 2008 and again after June 1, 2009 but before July 1, 2009 (and, periodically thereafter as appropriate prior to the First Closing if the First Election Notice is given and again periodically thereafter as appropriate prior to the Second Closing if the Second Election Notice is given). Seller shall keep Buyer apprised of such acquisitions and provide drafts of the amendments for Buyer’s review and approval.

Section 2.4 Excluded Assets. Notwithstanding the foregoing, the Subject Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby (collectively, “Excluded Assets”):

(a) All corporate, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Seller pursuant to Section 2.3(f) and copies of any other Records retained by Seller pursuant to Section 2.6.

(b) All rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time.

(c) Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally.

(d) All trade credits, account receivables, note receivables, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time.

(e) All computer equipment and phone equipment other than the computers and software more specifically described on Schedule 2.3(f).

(f) Those items listed on Schedule 2.4(f).

(g) All rights, titles, claims and interests of Seller or any Affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds except to the extent provided in Section 2.5 and Section 4.2 and (ii) to or under any bond or bond proceeds; provided that the Assets shall include their pro rata share of insurance covering claims made (and proceeds in respect thereof) between (or arising out of events or circumstances between) the Effective Time and any Closing Date to the extent the liabilities with respect to such events or circumstances are assumed by Buyer with respect to any Option Percentage acquired under this Agreement.

(h) Any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller.

(i) All vehicles used in connection with the Assets, except as set forth on Schedule 2.3(b).

Section 2.5 Effective Time; Proration of Costs and Revenues.

(a) Subject to Section 2.6, possession of any Option Percentage acquired hereunder shall be transferred from Seller to the Buyer at the applicable Closing, but, if such Closing occurs, certain financial benefits and burdens of such Option Percentage shall be transferred as provided in this Agreement effective as of 7:00 A.M., local time, where the respective Assets included in such Option Percentage are located, on July 1, 2007 (the “Effective Time”) as described below.

(b) With respect to any Option Percentage acquired hereunder, Buyer shall receive and be entitled to the economic benefit of all income, proceeds, receipts and credits earned with respect to such Option Percentage at or after the Effective Time under the terms of the OEA (or under the terms of any insurance policy of Seller) as if Buyer owned such Option Percentage during the Adjustment Period relating thereto, and shall bear the economic burden of and be responsible for (and entitled to any refunds with respect to) the applicable Property Costs incurred at and after the Effective Time under the terms of the OEA as if Buyer owned such Option Percentage during the Adjustment Period relating thereto. Seller shall retain the economic benefit of and be entitled to all income, proceeds, receipts and credits earned with respect to such Option Percentage prior to the Effective Time under the terms of the OEA, and shall be responsible for (and entitled to any refunds with respect to) all applicable Property Costs incurred prior to the Effective Time under the terms of the OEA. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP. “Property Costs” means all costs attributable to the ownership and operation of any Option Percentage acquired hereunder (including costs of insurance and ad valorem, property and similar Taxes based upon or measured by the ownership or operation of such Option Percentage, but excluding any other Taxes) incurred in the ownership and operation of the Assets and payable by a “System Owner” (as defined in the OEA) under the terms of the OEA with respect to such System Owner’s interest in the System, but excluding liabilities, losses, costs, and expenses attributable to those liabilities and obligations referred to in Sections 11.3(a) through (f) (all of which are retained by Seller). Notwithstanding anything to the contrary in this Agreement, Property Costs shall not include capital expenditures for which Buyer is a non-consenting party pursuant to Article VI of the OEA and such capital expenditures shall be subject solely to the provisions of Section 2.5(c) below. For purposes of this Section 2.5, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time. In each case, Buyer shall bear the economic burden of and be responsible for the portion allocated to any Option Percentage acquired under this Agreement with respect to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to such Option Percentage with respect to the period before the Effective Time.

(c) If Seller incurs and pays for any capital expenditures with respect to the System pursuant to Article VI of the OEA during the Adjustment Period with respect to any Option Percentage acquired hereunder and such capital expenditures constitute Buyer Non-Consent Capital Expenditures, then such capital expenditures shall, to the extent necessary after the applicable Closing, not be treated as Property Costs or otherwise affect the purchase price, but rather shall be treated in a manner consistent with how such expenditures would have been treated under the OEA if Buyer owned such Option Percentage during and after the Adjustment Period and Buyer were a non-consenting party pursuant to Article VI of the OEA with respect to such capital expenditures (i.e., the costs of such capital expenditures allocated to such Option Percentage plus a return on investment shall be recovered by Seller during and after the

Adjustment Period (from cash flow attributable to the assets acquired with the capital expenditures) to the extent provided in Article VI, Section 2 of the OEA) and Buyer shall have no obligation to reimburse Seller or otherwise pay for any of such capital expenditures before or after the applicable Closing. For the avoidance of doubt, if Seller has recovered an amount equal to its investment plus the specified return as provided in Article VI, Section 2 of the OEA before the applicable Closing, then the assets included in such Option Percentage attributable to the capital expenditures under this Section 2.5(c) shall not be burdened by any cost recovery or return on investment in favor of Seller after Closing with respect to the capital expenditures in question.

Section 2.6 Delivery of Records. Pioneer, at Pioneer’s cost, may request copies of the Records at anytime following each Closing, which Records will be provided to Pioneer upon Pioneer’s request within thirty (30) days after such request to the extent documents similar in nature to the Records are to be made available to a party to the OEA.

ARTICLE 3

PURCHASE PRICE AND ADJUSTMENTS

Section 3.1 Purchase Price. The purchase price for any Option Percentage acquired hereunder, as of the Closing Date with respect to such Option Percentage, shall be the Adjusted Purchase Price with respect to such Option Percentage.

Section 3.2 Adjustments to the Purchase Price. Between the date of this Agreement and the Closing Date with respect to any Option Percentage acquired hereunder, the Unadjusted Purchase Price with respect to such Option Percentage shall be adjusted in the manner specified below (without duplication), with all such amounts being determined in accordance with GAAP, in order to reach the Adjusted Purchase Price with respect to such Option Percentage:

(a) Decreased by the aggregate amount of income, proceeds, receipts and credits received by Seller (i) pursuant to the terms of the OEA (or under the terms of Seller’s insurance policies) or (ii) pursuant to negative adjustments to the “Agreed Asset Value” and/or “Adjusted Agreed Asset Value” under the MFA with respect to such Option Percentage between the Effective Time and such Closing Date (the “Adjustment Period”) that are attributable to the ownership and operation of such Option Percentage during the Adjustment Period.

(b) Intentionally omitted.

(c) Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of such Option Percentage under the terms of the OEA at or after the Effective Time which are paid by Seller, except (i) any such Property Costs and other such costs already deducted in the determination of proceeds in Section 3.2(a) and (ii) capital expenditures referred to in Section 2.5(c).

(d) Intentionally omitted.

(e) Increased or decreased as agreed upon in writing by Seller and Buyer.

(f) Decreased by an amount equal to the product obtained by multiplying (i) the net aggregate overproduction of Hydrocarbons constituting Imbalances allocated to such Option Percentage as of the Effective Time by (ii) $7.50 per MMBtu.

(g) Decreased by the amount of the Suspense Funds associated with such Option Percentage existing as of the Effective Time.

(h) If the aggregate of the adjustments in Sections 3.2(a) and (c) would result in a decrease to the Unadjusted Purchase Price with respect to such Option Percentage (such aggregate amount, the “Negative Amount”), then decreased by an amount equal to interest on the Negative Amount accruing at the Specified Rate from the date of this Agreement until the Closing Date applicable to such Option Percentage.

(i) If the aggregate of the adjustments in Sections 3.2(a) and (c) would result in an increase to the Unadjusted Purchase Price with respect to such Option Percentage (such aggregate amount, the “Positive Amount”), then increased by an amount equal to interest on the Positive Amount accruing at the Specified Rate from the date of this Agreement until the Closing Date applicable to such Option Percentage.

(j) Increased by an amount equal to interest on the Unadjusted Purchase Price with respect to such Option Percentage accruing at the Specified Rate from the date of this Agreement until the Closing Date applicable to such Option Percentage.

Each adjustment made pursuant to Section 3.2(a) shall serve to satisfy, up to the amount of the adjustment, Buyer’s entitlement under Section 2.5 to the value of income, proceeds, receipts and credits earned with respect to the applicable Option Percentage acquired hereunder during the applicable Adjustment Period, and as such, Buyer shall not receive any income, proceeds, receipts and credits to the extent an offsetting adjustment thereto has been made. Similarly, the adjustment described in Section 3.2(c) shall serve to satisfy, up to the amount of the adjustment, Buyer’s obligation under Section 2.5 to pay Property Costs and other costs attributable to the ownership and operation of the applicable Option Percentage acquired hereunder which are incurred during the applicable Adjustment Period, and as such, Buyer shall not be separately obligated to pay for any Property Costs or other such costs to the extent an offsetting adjustment thereto has been made.

ARTICLE 4

TITLE MATTERS

Section 4.1 Seller’s Title.

(a) Except for the special warranty of title referenced in Section 4.1(b) and the representation and warranty set forth in Section 5.19 (insofar as Section 5.19 applies to the special warranty of title referred to in the Original MFA and “Conveyance” referred to in said Section 5.19), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that the sole remedy for any defect of title shall be through Seller pursuant to the special warranty of title referenced in Section 4.1(b) and as set forth in Section 10.3 and Section 11.4.

(b) The conveyance to be delivered by Seller to Buyer with respect to any Closing shall be substantially in the form of Exhibit B hereto (the “Conveyance”) and contain a special warranty of Defensible Title by, through and under Seller, but not otherwise, to the Real Property Interests included in the Assets, but shall otherwise be without warranty of title of any kind, express, implied, statutory or otherwise.

(c) Buyer shall not be entitled to protection under Seller’s special warranty of title in any Conveyance against any matter that would cause Seller not to have Defensible Title that is disclosed in writing to Buyer on Schedule 4.1(c) or of which Buyer has knowledge prior to the date hereof.

(d) Notwithstanding anything herein provided to the contrary but subject to Section 10.3, if any title defect results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 5, then Buyer shall only be entitled to assert such matter as a breach of Seller’s special warranty of title contained in the Conveyance to the extent not prohibited by Section 4.1(c) but shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty of Seller set forth in Article 5 other than Section 5.19 (insofar as Section 5.19 applies to the special warranty of title referred to in the Original MFA and “Conveyance” referred to in said Section 5.19). Seller shall keep Buyer informed of any title defects or alleged title defects Seller becomes aware of prior to the final Closing and shall use commercially reasonable efforts to cure such title defects.

Section 4.2 Damage or Condemnation.

(a) Seller shall be responsible for all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until the applicable Closing and the depreciation of personal property due to ordinary wear and tear.

(b) Subject to the provisions of Section 8.2(e) hereof, if, after the date of this Agreement but prior to the Closing Date with respect to any Option Percentage any portion of the Assets is damaged or destroyed by fire or other casualty and/or is taken in condemnation or under right of eminent domain, and the loss (including lost profits) from such all such casualty and/or taking events is reasonably expected to exceed ten percent (10%) of the Unadjusted Purchase Price with respect to such Option Percentage, the transaction evidenced by this Agreement may nevertheless be consummated if (i) Buyer and Seller agree in writing prior to the applicable Closing that Seller will either (A) cause the Assets affected by any casualty and/or taking to be repaired or restored to at least their condition prior to such casualty or taking, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the applicable Closing Date) or (B) indemnify Buyer through a document reasonably acceptable to Seller and Buyer against all costs and expenses that Buyer reasonably incurs to repair or replace the Assets subject to such casualty and/or taking events or (ii) Buyer elects in its sole discretion to close without any reduction in such Unadjusted Purchase Price as a result of such casualty and/or taking events. In each case, Seller shall (except as hereinafter provided) retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.

(c) If, after the date of this Agreement but prior to the Closing Date with respect to any Option Percentage any portion of the Assets is destroyed or damaged by fire or other casualty and/or is taken in condemnation or under right of eminent domain, and the loss (including lost profits) reasonably expected to result from all such casualty and/or taking events is ten percent (10%) or less of the Unadjusted Purchase Price with respect to such Option Percentage or if Buyer makes an election under clause (ii) of Section 4.2(b) above, then the transaction evidenced by this Agreement shall nevertheless be consummated (subject to the other terms and provisions of this Agreement) and Seller shall, at the applicable Closing, pay to Buyer such Option Percentage’s pro rata share of all sums paid to Seller by third parties by reason of such casualty and/or taking events and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in such Option Percentage’s pro rata share of insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of Seller and its and their directors, officers, employees and agents) arising out of the casualty and/or taking.

(d) This Section 4.2 shall not be subject to the limitation contained in Section 11.7(d).

Section 4.3 Government Approvals Respecting Assets. Except with respect to any filing under the HSR Act and with FERC under the NGA which shall be governed by Section 7.2, Buyer, within thirty (30) days after each Closing at Buyer’s own expense, shall file for approval with the applicable government agencies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets. Buyer further agrees, promptly after each Closing, to take all other actions reasonably required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use its reasonable commercial efforts to obtain the approval by such federal or state agencies, as applicable, of Seller’s assignment documents requiring federal or state approval in order for Buyer to be recognized by the federal or state agencies as the owner of the applicable Option Percentage. Buyer shall provide Seller with the approved copies of the assignment documents and other state and federal transfer documents, as soon as they are available.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1 Generally.

(a) Any representation or warranty qualified “to the knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Seller and the employees of Seller listed on Schedule 5.l(a). “Actual knowledge” for purposes of this Agreement means information actually personally known by such officers and employees.

(b) Inclusion of a matter on a Schedule in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(c) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Section 11.8 and the other terms and conditions of this Agreement, Seller represents and warrants to Buyer the matters set out in Section 5.2 through Section 5.20.

(d) If the First Closing occurs, then all references to “Assets” in this Article 5 (including references to “Assets” in “Material Adverse Effect”) shall mean the portion of the Assets not acquired at the First Closing for purposes of determining whether (i) the condition to Closing set forth in Section 8.2(a) has been satisfied with respect to the Second Closing (if any) and (ii) there exists a breach of Article 5 applicable to or otherwise affecting the transactions contemplated by this Agreement with respect to the portion of the Assets not acquired at the First Closing.

Section 5.2 Existence and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign limited liability company where the Assets are located, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

Section 5.3 Power. Seller has the limited liability company power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4 Authorization and Enforceability. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action of the members of Seller and limited liability company action on the part of Seller. Each of this Agreement and the Ancillary Agreements has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and each of this Agreement and the Ancillary Agreements constitutes, and at each Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.5 No Conflicts. The execution and delivery of the Memorandum of Contract, GSA Amendment and OEA Amendment by Seller, the performance of the Ancillary Agreements by Seller and the execution, delivery and performance of this Agreement (with performance of this Agreement being subject to compliance with the Transfer Requirements set forth in Schedule 5.12) by Seller, and the transactions contemplated by this Agreement will not (a) violate or result in any default (with due notice or lapse of time or both) of any provision of the MFA, Original MFA or articles of organization or operating agreement (or similar agreement such as a limited liability company agreement) of Seller, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party (or subject to) or which affect the Assets, (c) violate any judgment, order, ruling, or decree applicable to Seller, (d) violate any Laws applicable to Seller or any of the Assets, except for (i) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset (or interest thereon) or they are customarily obtained subsequent to the sale or conveyance thereof and (ii) any matters described in clauses (b), (c) or (d) above which would not, individually or in the aggregate, reasonably be expected to materially impair Seller’s ability to perform its obligations under this Agreement or reasonably be expected to have a Material Adverse Effect.

Section 5.6 Liability for Brokers’ Fees. Neither Buyer nor any of its Affiliates shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7 Litigation. Except (i) as set forth in Schedule 5.7 and (ii) for any matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair Seller’s ability to perform its obligations under this Agreement, (A) there is no action, arbitration, suit or other proceeding before any Governmental Body or arbitrator pending (with service of process therein having been made on Seller) or, to the knowledge of Seller, threatened (or pending without service of process therein having been made on Seller) to which Seller is (or is threatened to be made) a party and which relates to the Assets or seeks to prevent the consummation by Seller of the transactions contemplated by this Agreement, (B) there is no outstanding order, writ, injunction, decree or judgment entered in any action, arbitration, suit or other proceeding before any Governmental Body or arbitrator in which Seller has been joined as a party that is binding upon Seller and which relates to the Assets or would prevent the consummation by Seller of the transactions contemplated by this Agreement, and (C) there is no notice in writing from any Governmental Body has been received by Seller claiming any violation of or noncompliance with any Law with respect to the Assets (including any such Law concerning the conservation of natural resources). Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 5.7 relating to any Environmental Liabilities or Environmental Law.

Section 5.8 Taxes and Assessments.

(a) With respect to all Taxes related to the Assets, to the knowledge of Seller, (i) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) relating to the Assets required to be filed by Seller with respect to such Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; (ii) such Tax Returns are true and correct in all material respects; and (iii) all Taxes reported on such Tax Returns have been paid, except those being contested in good faith.

(b) To Seller’s knowledge, with respect to all Taxes related to the Assets, except as set forth on Schedule 5.8(b), (i) there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (ii) there are no administrative proceedings or lawsuits pending against the Assets or Seller by any taxing authority; and (iii) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.

Section 5.9 Compliance with Laws. Except as disclosed on Schedule 5.9, the Assets are, and the operation of the Assets is, in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, maintenance, or use of any thereof, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 5.9 relating to any Environmental Liabilities or Environmental Law.

Section 5.10 Contracts. Except as disclosed on Schedule 5.10(a), Seller has paid its share of all costs payable by it under the Contracts, except those being contested in good faith. Seller is in compliance with all Contracts except as disclosed on Schedule 5.10(a) and except such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for contracts and agreements the existence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of Seller, Schedule 5.10(b) sets forth all of the following contracts and agreements to which any of the Assets are bound as of the date hereof: (a) any agreement with any Affiliate of Seller; (b) any agreement or contract for the gathering, processing, transportation, purchase, sale, exchange, or other disposition of Hydrocarbons relating to the Assets that is not cancelable without penalty or other material payment on not more than 30 days prior written notice; and (c) any tax partnership agreement of or binding upon Seller affecting any of the Assets.

Section 5.11 Governmental Authorizations. Except as disclosed on Schedule 5.11, Seller has obtained and is maintaining all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Assets as currently owned and operated, the loss of which (or failure to have) would, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect. Except as disclosed in Schedule 5.7 or Schedule 5.11 and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) Seller has operated the Assets in accordance with the conditions and provisions of such Governmental Authorizations, and (b) no written notices of violation have been received by Seller, and no proceedings are pending or threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations.

Section 5.12 Preference Rights and Transfer Requirements. None of the Assets, or any portion thereof, is subject to any Preference Right or, to Seller’s knowledge, Transfer Requirement which may be applicable to the transactions contemplated by this Agreement, except for (a) Transfer Requirements contained in easements, rights-of-way or equipment leases and (b) Transfer Requirements as are set forth on Schedule 5.12 and Transfer Requirements applicable to Assets acquired after the date hereof, the existence of which Seller shall from time to time advise Buyer.

Section 5.13 Intentionally Omitted.

Section 5.14 Intentionally Omitted.

Section 5.15 Condemnation. There is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

Section 5.16 No Bankruptcy. There are no bankruptcy, reorganization, or receivorship proceedings pending, or to Seller’s knowledge, being contemplated by or threatened against, Seller.

Section 5.17 PUHCA/NGA. Seller is not a “holding company” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or an affiliate of a “subsidiary” of a “holding company,” or a “public utility company” within the meaning of the Public Utility Holding Company Act of 2005, as amended. No consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended (“NGPA”). Seller is not a natural gas company within the meaning of the Natural Gas Act of 1938 (“NGA”), and Seller has not operated any of the Assets in a manner that would subject Seller to the jurisdiction of, or invoke regulation by, the FERC under the NGPA or the NGA with respect to the Assets.

Section 5.18 Investment Company. Seller is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 5.19 Master Formation Agreement. Seller Guarantor is not (nor is any successor of Seller Guarantor) and to Seller’s knowledge, Western is not, in breach of any provision of the MFA (or “Conveyance” as such terms is defined in the Original MFA) and neither Seller Guarantor (nor any of its successors) has waived any right thereunder or the Original MFA (or such “Conveyance”).

Section 5.20 Transition Services Agreement/Sunset. Schedule 5.20 sets forth a true and complete copy of the “Transition Services Agreement” (as defined in the MFA). To Seller’s knowledge, the sole assets of Sunset are the 1.71 mile pipeline that connects the tailgate of the Benedum Plant to the interconnection with Northern Natural Gas Pipeline and other assets directly related thereto.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 6.1 Generally.

(a) Any representation or warranty qualified “to the knowledge of Buyer” or “to Buyer’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Buyer and the employees of Buyer listed on Schedule 6.1(a). “Actual knowledge” (or similar phrase) for purposes of this Agreement means information actually personally known by such officers or employees.

(b) Buyer hereby represents and warrants to Seller the following:

Section 6.2 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and Buyer is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Buyer or its properties; and Buyer is duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets are located.

Section 6.3 Power. Buyer has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.4 Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents required hereunder to be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes, and at each Closing such documents will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.5 No Conflicts. The execution, delivery and performance of this Agreement by Buyer, and the transactions contemplated by this Agreement will not (a) violate any provision of the certificate of incorporation or bylaws of Buyer, (b) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Buyer is a party, (c) violate any judgment, order, ruling, or regulation applicable to Buyer as a party in interest, or (d) violate any Law applicable to Buyer or any of its assets, or (e) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (b), (c), (d) or (e) above which would not have a material adverse effect on Buyer or the transactions contemplated hereby.

Section 6.6 Liability for Brokers’ Fees. Neither Seller nor any of its Affiliates shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Buyer, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.7 Litigation. There are no actions, arbitrations, suits or other proceedings pending, or to Buyer’s knowledge, threatened before any Governmental Body or arbitrator against Buyer or any Affiliate of Buyer which are reasonably likely to impair materially Buyer’s ability to perform its obligations under this Agreement.

Section 6.8 Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the applicable Adjusted Purchase Price to the extent required to be paid under this Agreement.

Section 6.9 Limitations. Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, or confirmed in any certificate furnished or to be furnished to Buyer pursuant to this Agreement or in any Conveyance executed and delivered by Seller pursuant to this Agreement, Buyer represents and acknowledges that (a) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (b) Buyer has not relied upon any oral or written information provided by Seller. Without limiting the generality of the foregoing, Buyer represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets, but nothing in this Section 6.9 is a limitation with respect to Seller’s covenants set forth in Section 7.4 and Seller’s certification, with respect to compliance with Section 7.4. Buyer further represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of gatherers, transporters and processors such as Seller and that it has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, except for its reliance upon the representations and warranties expressly made by Seller in Article 5 of this Agreement, or confirmed in any certificate to be furnished to Buyer pursuant to this Agreement or referred to in Section 4.1(b), Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets.

Section 6.10 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, or to Buyer’s knowledge, being contemplated by, or threatened against Buyer.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1 Access. Between the date beginning thirty (30) days prior to the First Option Period and ending at the later of the end of the First Option Period or, if the First Option is exercised, on the Closing Date of the First Option, and between the date beginning thirty (30) days prior to the Second Option Period and ending at the later of the end of the Second Option Period or, if the Second Option is exercised, on the Closing Date of the Second Option, Seller will give Buyer and its representatives access to the Assets and access to the Records in Seller’s (or its Affiliate’s) possession, for the sole purpose of conducting review or investigation of the Assets to confirm the accuracy of the representations and warranties of Seller set forth in Article 5, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller (provided, however, Seller shall use its reasonable efforts to (a) not hereafter enter into any agreement containing any such obligation or restriction applicable to Buyer outside the ordinary course of business and (b) cause any obligation or restriction to be waived). Notwithstanding anything to the contrary contained herein, Buyer shall not conduct any environmental assessment of the Assets pursuant to this Agreement from the date hereof through the latest Closing Date and shall not have any access to the Assets for such purpose. Any access by Buyer under this Section 7.1 shall be limited to Seller’s normal business hours, and any weekends and after hours requested by Buyer that can be reasonably accommodated by Seller, and Buyer’ investigation shall be conducted in a manner that minimizes interference with the operation of the Assets.

Section 7.2 Certain Filings. Buyer and Seller shall (a) make all required filings with respect to the transfer of the applicable Option Percentage, within fifteen (15) Business Days of the date on which Seller receives the Election Notice relating thereto (if any) from Buyer, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby specifically including but not limited to the HSR Act and with FERC under the NGA, (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations, and (c) request early termination or waiver of any applicable waiting period under the HSR Act. Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations. For the avoidance of doubt, unless otherwise required by applicable Law, the parties shall not be required to take any of the foregoing actions prior to the time Buyer delivers an Election Notice to Seller (and then, only to the extent applicable to the Option Percentage related to such Election Notice).

Section 7.3 Notices of Certain Events.

(a) Buyer shall notify Seller promptly after Buyer obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the applicable Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the applicable Closing Date has not been so performed or observed in any material respect.

(b) Seller shall notify Buyer promptly after Seller obtains actual knowledge that any representation or warranty of Buyer contained in this Agreement (or of Western contained in the MFA or the conveyance delivered pursuant thereto) is untrue in any material respect or will be untrue in any material respect as of the applicable Closing Date or that any covenant or agreement to be performed or observed by Buyer (or Western pursuant to the MFA) prior to or on the Closing Date has not been so performed or observed in any material respect.

(c) If any of Buyer’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the applicable Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the applicable Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the applicable Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement with respect to such Closing; provided, however, for the avoidance of doubt, any such breach that is cured after the First Closing shall nonetheless be deemed for all purposes to have occurred with respect to all matters and claims relating to or arising out of or otherwise applicable to the First Closing (if any) and Buyer or Seller, as applicable, shall have all rights and remedies against the other as set forth in this Agreement with respect to any such breach by the other party hereto.

Section 7.4 Conduct of Business. Except as set forth on Schedule 7.4, until the latest Closing, Seller (i) will operate its business in the ordinary course and in compliance with the terms and provisions of the OEA, (ii) will not transfer, sell, hypothecate, encumber or otherwise dispose of any material Assets except for sales and dispositions of Hydrocarbons and Equipment made in the ordinary course of business consistent with past practices, (iii) take any action or permit the taking of any action that would have the effect of causing the failure of any of the conditions to Closing set forth in Section 8.2 or of preventing Seller from selling and assigning the Assets to Buyer in accordance with this Agreement and (iv) will not commit to do any of the foregoing. Buyer’s approval of any action restricted by this Section 7.4 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary in writing during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Buyer of such action promptly thereafter. Notwithstanding anything to the contrary, Seller shall not take or permit the taking of any action referred to in Section 7.4(ii) or (iii) without the prior written consent of Buyer, which consent may be withheld in the sole and unfettered discretion of Buyer.

Section 7.5 Press Release. Until the latest Closing, neither party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other; provided, however, the foregoing shall not restrict disclosures by Buyer or Seller which are reasonably believed by legal counsel to be required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates; and provided, further, that Buyer and Seller may disclose the existence and contents of this Agreement and the transactions contemplated hereby to the Standard & Poor’s and Moody’s rating agencies (provided that such agencies are obligated to keep such information confidential). The content of any press release or public announcement to be issued in connection with the execution of this Agreement or any Closing shall be subject to the prior review of Seller and Buyer.

Section 7.6 Transfer Requirements.

(a) The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Transfer Requirements but nothing in this Section 7.6(a) is a limitation on the other provisions of this Agreement, including Section 5.5 and Section 7.4. Prior to the applicable Closing Date, Seller shall initiate and continue to pursue all procedures which in Seller’s good faith judgment are reasonably required to comply with or obtain the waiver of all Transfer Requirements with respect to the Option Percentage to be conveyed at the applicable Closing. Seller shall use its commercially reasonable efforts to comply with or obtain waivers of all applicable Transfer Requirements; provided, however, Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Transfer Requirement in order to obtain the waiver thereof or compliance therewith. Seller shall (i) keep Buyer apprised of its efforts to comply with or obtain the waiver of the Transfer Requirements, (ii) allow Buyer to reasonably consult with Seller concerning the form and content of the documents to be executed by applicable counterparties with respect to the consents and/or waivers being sought with respect to the Transfer Requirements and (iii) furnish Buyer with copies of such documents executed by such counterparties.

(b) If an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the applicable Closing Date, then, the Asset or portion thereof affected by such Transfer Requirement (a “Retained Asset”) shall be held back from the Option Percentage to be transferred to Buyer until such time as such Transfer Requirement is waived, complied with or otherwise satisfied.

(c) With respect to any Retained Asset, Seller shall hold such Retained Asset in trust for the benefit of Buyer and shall provide Buyer with the benefits and burdens of any such Retained Asset pending the conveyance of such Retained Asset to Buyer, including paying to Buyer all fees, compensation and consideration due with respect to such Retained Asset in accordance with the OEA, as amended. Seller shall use commercially reasonable efforts to satisfy or obtain the waiver of all Transfer Requirements with respect to all Retained Assets as soon as reasonably practicable (and shall keep Buyer apprised of Seller’s efforts and status of such satisfaction or waiver) and, promptly after satisfying or obtaining the waiver of the Transfer Requirements applicable to any Retained Asset, Seller shall assign to Buyer for no additional consideration such Retained Asset and such assignment shall be made in accordance with and subject to Article 4.

(d) Without in any way limiting Seller’s other obligations under this Agreement, Seller shall not enter into or amend any contract or arrangement which would have the effect of preventing or restraining the consummation of any of the transactions contemplated by this Agreement (including assigning or mortgaging any interests in any Assets (except assignments to Buyer pursuant to this Agreement) and entering into any contract that provides any Person with the right to consent to the assignment of any of the Assets (or interests therein) to Buyer or creates a Preference Right in favor of any Person other than Buyer).

Section 7.7 Tax Matters.

(a) Subject to the provisions of Section 12.3, Seller shall be responsible for all Taxes related to the Assets (other than ad valorem, property and similar Taxes based upon or measured by the ownership or operation of the Assets, which are addressed in Section 2.5) attributable to any period of time at or prior to the applicable Closing Date including income, franchise or similar Taxes arising as a result of the gain, if any, recognized on the transfer of the Assets, and Buyer shall be responsible for all such Taxes related to any Option Percentage acquired hereunder attributable to any period of time after the Closing Date relating to such Option Percentage. Regardless of which party is responsible, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to any Closing (and shall file all Tax Returns with respect to such Taxes). If requested, Seller will assist Buyer with preparation of all ad valorem and property Tax Returns with respect to taxable periods ending after the date of an applicable Closing but on or before the end of the year in which an Option Percentage is acquired hereunder. Seller shall deliver to the Buyer within thirty (30) days of filing copies of all Tax Returns filed by Seller after the Closing Date relating to any Option Percentage acquired hereunder and any supporting documentation provided by Seller to taxing authorities, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.

(b) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Buyer and Seller agrees (i) to retain all books and records with respect to Tax matters pertinent to the acquired Assets relating to any taxable period beginning before the applicable Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each party shall allow the other party the option of taking possession of such books and records prior to their disposal. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

Section 7.8 Further Assurances. After each Closing, Seller and Buyer each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.9 Financial Statements; Financial and Other Records. The following provisions shall apply before and after any Closing (provided that if Buyer fails to request Seller to comply with the following provisions of Section 7.9 by December 1, 2010, then Seller shall have no further obligations under this Section 7.9):

(a) Seller shall use its commercially reasonable efforts to prepare or cause to be prepared, at the sole cost and expense of Buyer, either (i) if relief is granted by the SEC, statements of revenues and direct operating expenses and all notes thereto related to the Assets (or the portion thereof identified by Buyer from time to time) or (ii) if the relief described in clause (i) above is not granted by the SEC, the financial statements and all notes thereto related to the Assets (or the portion thereof identified by Buyer from time to time) that are required by the SEC (such financial statements and the notes thereto set forth in the foregoing clauses (i) and (ii), as applicable, the “Financial Statements”) in each case of clauses (i) and (ii), that will be required of Buyer or any of its Affiliates from time to time by the SEC in connection with reports, registration statements and other filings to be made by Buyer or any of its Affiliates with the SEC from time to time pursuant to the Securities Act or the Exchange Act, in such form that the Financial Statements can be audited. Seller (x) shall cooperate with and permit Buyer to reasonably participate in the preparation of the Financial Statements and (y) shall provide Buyer and its representatives with reasonable access to the personnel of Seller and its Affiliates who engage in the preparation of the Financial Statements.

(b) Seller shall execute and deliver or cause to be executed and delivered to the Accountants (as defined in Section 7.9(c)) such representation letters, in form and substance customary for representation letters provided to external audit firms by management of Seller (if the Financial Statements are the subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information)), as may be reasonably requested by the Accountants, with respect to the Financial Statements, if (i) to the extent such a representation letter is delivered by Seller’s management, or on its behalf, Seller’s management is hereby indemnified and provided a defense (including with respect to their own negligence) by Buyer with regard to the execution, delivery or any other action related to the provision of such representation letters to the same extent as any executive officer or director of Buyer would be indemnified had they performed such action; (ii) Buyer provides a customary representation letter to the Accountants, if reasonably requested; and (iii) Buyer’s existing outside auditors provide a customary representation letter to the Accountants, if reasonably requested.

(c) Seller will engage KPMG, LLP and/or another independent accounting firm reasonably acceptable to Buyer (the “Accountants”) to perform audits of the Financial Statements and shall use commercially reasonable efforts to cause the Accountants to issue unqualified opinions with respect to the Financial Statements (the Financial Statements and related audit opinions being hereinafter referred to as the “Audited Financial Statements”) and provide its written consent for the use of its audit reports with respect to the Financial Statements in reports, registration statements or other documents filed by Buyer or any of its Affiliates under the Exchange Act or the Securities Act, as needed. Buyer shall reimburse Seller for all fees charged by the Accountants from and after the date of this Agreement with respect to the preparation and delivery by the Accountants to Buyer or any of its Affiliates of the Audited Financial Statements and any other fees charged by the Accountants to Seller to facilitate Buyer’s or any of its Affiliates’ ongoing compliance with SEC rules and regulations related to the Audited Financial Statements. Seller shall take all action as may be necessary to facilitate the completion of such audits and delivery of the Audited Financial Statements to Buyer or any of its

Affiliates as soon as reasonably practicable, but no later than ten (10) days prior to the date that such Audited Financial Statements would be required to be filed by Buyer or any of its Affiliates with the SEC.

Section 7.10 Inspection Indemnity. BUYER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL LOSSES AND CLAIMS FOR PROPERTY DAMAGE OR PERSONAL INJURY TO THE EXTENT ARISING OUT OF OR RELATING TO ANY DUE DILIGENCE ACTIVITY CONDUCTED BY BUYER OR ITS AGENTS WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, REGARDLESS OF FAULT. The indemnity obligation set forth in this Section 7.10 shall survive the Closing or termination of this Agreement.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Conditions of Seller to Closing. Upon the giving of an Election Notice, the obligations of Seller to consummate the transactions contemplated by this Agreement with respect to any Option Percentage designated therein are subject, at the option of Seller, to the satisfaction on or prior to the Closing applicable to such Option Percentage of each of the following conditions:

(a) No Injunction. No injunction issued by any applicable Governmental Body to prohibit the consummation of the transactions contemplated by this Agreement with respect to such Option Percentage shall be in force;

(b) Deliveries. Buyer shall have delivered to Seller duly executed counterparts of all documents and certificates to be delivered by Buyer under Section 9.3 with respect to such Closing and shall have performed the other obligations required to be performed by it under Section 9.3 with respect to such Closing;

(c) HSR Act. Any waiting period applicable to the consummation of the transaction contemplated by this Agreement with respect to such Option Percentage under the HSR Act shall have lapsed or terminated (by early termination or otherwise); and

(d) FERC Approval. The FERC shall have issued a final, non-appealable order authorizing the transfer of such Option Percentage with respect to the Midkiff Line on terms and conditions reasonably acceptable to Seller; provided, however, at Buyer’s election, Seller shall be deemed to have waived the condition precedent set forth in this Section 8.1(d) if Buyer, in its sole discretion, elects to acquire such Option Percentage less the portion thereof constituting an interest in the Midkiff Line and the Unadjusted Purchase Price applicable to such Option Percentage shall in such event be decreased by the such Option Percentage’s pro rata share of the value of such asset as determined in good faith by the parties (the “Midkiff Deduction”) and the Midkiff Line shall be treated as a Retained Asset subject to Section 7.6 (except that if such Retained Asset is ultimately assigned to Buyer pursuant to this Agreement, an amount equal to the Midkiff Deduction shall be paid by Buyer to Seller when such Retained Asset is assigned to Buyer).

Section 8.2 Conditions of Buyer to Closing. Upon the giving of an Election Notice, the obligations of Buyer to consummate the transactions contemplated by this Agreement with respect to any Option Percentage designated therein are subject, at the option of Buyer, to the satisfaction (or waiver thereof in writing by Buyer in its sole and unfettered discretion) on or prior to the Closing with respect to any Option Percentage of each of the following conditions:

(a) Representations. The representations and warranties of Seller set forth in Article 5 that are qualified by materiality or Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the applicable Closing Date as though made on and as of the applicable Closing Date and the representations and warranties of Seller that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the applicable Closing Date as though made on and as of the applicable Closing Date (other than, in each instance, representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

(b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date with respect to such Option Percentage;

(c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;

(d) Deliveries. Seller shall have delivered to Buyer duly executed counterparts of the documents and certificates to be delivered by Seller under Section 9.2 with respect to such Closing and shall have performed the other obligations required to be performed by it under Section 9.2 with respect to such Closing;

(e) Casualty or Condemnation. The aggregate losses (including lost profits) reasonably expected to result from casualties to the applicable Option Percentage and takings with respect to such Option Percentage under right of eminent domain shall be less than ten percent (10%) of the applicable Unadjusted Purchase Price;

(f) HSR Act. Any waiting period applicable to the consummation of the transaction contemplated by this Agreement with respect to such Closing under the HSR Act shall have lapsed or terminated (by early termination or otherwise); and

(g) FERC Approval. The FERC shall have issued a final, non-appealable order authorizing the transfer of such Option Percentage with respect to the Midkiff Line on terms and conditions reasonably acceptable to Buyer; provided, however, at Buyer’s election, Buyer may waive the condition precedent set forth in this Section 8.2(g) if Buyer, in its sole and unfettered discretion, elects to acquire such Option Percentage less the portion thereof constituting an interest in the Midkiff Line and the applicable Unadjusted Purchase Price shall in such event be decreased by the Midkiff Deduction and the Midkiff Line shall be treated as a

Retained Asset subject to Section 7.6 (except that if such Retained Asset is ultimately assigned to Buyer pursuant to this Agreement, an amount equal to the Midkiff Deduction shall be paid by Buyer to Seller when such Retained Asset is assigned to Buyer).

ARTICLE 9

CLOSING

Section 9.1 Closing. Consummation of the transactions contemplated by this Agreement with respect to Buyer’s exercise of the First Option or the Second Option (each, a “Closing”) shall, unless otherwise agreed to in writing by Buyer and Seller, take place at the offices of Jones Day, located at 717 Texas, Suite 3300, Houston, Texas, at 10:00 a.m., local time, on the first Business Day forty-five (45) days after the applicable Election Notice is provided by Buyer to Seller (the Closing, if any, with respect to the First Option is hereinafter referred to as the “First Closing” and the Closing, if any, with respect to the Second Option is hereinafter referred to as the “Second Closing”), or if all conditions in Article 8 to be satisfied prior to the applicable Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived (other than those conditions that by their nature may only be satisfied at such Closing, subject to such conditions being so satisfied or duly waived at such Closing), subject to the rights of the parties under Article 10. The date on which a Closing shall occur is referred to herein as the “Closing Date.”

Section 9.2 Obligations of Seller at Closing. At each Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver, or cause to be delivered to Buyer, the following:

(a) the Conveyance with respect to the applicable Option Percentage, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b) a certificate duly executed by an authorized corporate officer of Seller, dated as of such Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled; and

(c) (i) a certificate duly executed by an authorized corporate officer of Seller and in form and content reasonably acceptable to Buyer, dated as of such Closing, certifying that Seller is not a “foreign person” with respect to which withholding is required pursuant to Section 1445 of the Code and (ii) certificates representing the applicable Option Percentage’s pro rata share of the Shares in Sunset, duly endorsed by Seller for transfer to Buyer.

Section 9.3 Obligations of Buyer at Closing. At each Closing, upon the terms and subject to the conditions of this Agreement, Buyer shall deliver or cause to be delivered to Seller, the following:

(a) a wire transfer to Seller, in an amount equal to the applicable Adjusted Purchase Price, in same-day funds; and

(b) the Conveyance with respect to the applicable Option Percentage, duly executed by Buyer or its designated Affiliate.

Section 9.4 Closing Payment & Post-Closing Purchase Price Adjustments.

(a) Not later than three (3) Business Days prior to the Closing Date with respect to an Option Percentage, Seller shall prepare and deliver to Buyer, based upon the best information available to Seller, a preliminary settlement statement estimating the applicable Adjusted Purchase Price with respect to such Option Percentage, together with reasonable substantiation thereof.

(b) As soon as reasonably practicable after the Closing with respect to an Option Percentage acquired hereunder, but not later than one hundred twenty (120) days following such Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth the final calculation of each adjustment made pursuant to Section 3.2 with respect to such Option Percentage, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time. To the extent the determination of the actual and final Section 3.2 adjustments results in (i) a net increase to the Adjusted Purchase Price with respect to such Option Percentage, such net adjustment shall be referred to as a “Positive Section 9.4(b) Adjustment Amount,” and (ii) a net decrease to the Adjusted Purchase Price with respect to such Option Percentage, such net adjustment shall be referred to as a “Negative Section 9.4(b) Adjustment Amount.” The Adjusted Purchase Price with respect to an Option Percentage acquired hereunder shall be increased by the applicable Positive Section 9.4(b) Adjustment Amount or decreased by the applicable Negative Section 9.4(b) Adjustment Amount, whichever the case may be, and the resulting Adjusted Purchase Price with respect to any Option Percentage acquired hereunder, as so finally adjusted, shall be referred to as the “Final First Purchase Price” with respect to such Adjusted Purchase Price as adjusted pursuant to this Section 9.4(b) with respect to the First Closing, if any, and the “Final Second Purchase Price” with respect to such Adjusted Purchase Price as adjusted pursuant to this Section 9.4(b) with respect to the Second Closing, if any. Seller shall, at Buyer’s request, supply reasonable documentation available to support any credit, charge, receipt or other item. Seller shall afford Buyer and its representatives the opportunity to review such statement and the supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Buyer’s review of such statement. Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to such statement. Seller and Buyer shall undertake to agree on the final statement of the Final Purchase Price with respect to an Option Percentage acquired hereunder no later than one hundred eighty (180) days after the Closing Date with respect to such Option Percentage. If Seller and Buyer cannot reach agreement within such period of time, then either party may refer the remaining matters in dispute to KPMG LLP, or such other nationally-recognized independent accounting firm as may be accepted by Buyer and Seller, for review and final determination. The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.4. The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal. In determining the proper amount of any adjustment to the applicable Final Purchase Price, the accounting firm shall not increase such Final Purchase Price more than the applicable Positive Section 9.4(b) Adjustment Amount proposed by Seller nor decrease such Final Purchase Price more than the applicable Negative on 9.4(b) Adjustment Amount proposed by Buyer, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either party and may not award damages or penalties to either party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) Business Days after the date on which the parties or the accounting firm, as applicable, finally determines the disputed matters, the adjustments required pursuant to this Section 9.4(b) shall be made by the parties. If there is a Positive Section 9.4(b) Adjustment Amount, then (i) the applicable Adjusted Purchase Price shall be increased by an amount equal to the applicable Positive Section 9.4(b) Adjustment Amount and (ii) Buyer shall pay to Seller cash in an amount equal to the applicable Positive Section 9.4(b) Adjustment Amount and Buyer shall pay to Seller an amount equal to interest accrued on the applicable Positive Section 9.4(b) Adjustment Amount from the applicable Closing Date until the date of its payment to Seller at the Specified Rate. Alternatively, if there is a Negative Section 9.4(b) Adjustment Amount, then (i) the applicable Adjusted Purchase Price shall be decreased by an amount equal to the applicable Negative Section 9.4(b) Adjustment Amount and (ii) Seller shall pay to Buyer an amount equal to the applicable Negative Section 9.4(b) Adjustment Amount and Seller shall pay to the Buyer an amount equal to interest accrued on the applicable Negative Section 9.4(b) Adjustment Amount from the applicable Closing Date until the date of its payment to Buyer at the Specified Rate.

(c) Payments made or to be made pursuant to this Section 9.4 to Seller or Buyer shall be made by electronic transfer of immediately available funds to a bank and account specified by Seller or Buyer, as applicable.

(d) Buyer and Seller acknowledge and agree that the provisions contained in this Agreement relating to adjustments after the applicable Closing Date to the Adjusted Purchase Price or the Final Purchase Price with respect to an Option Percentage acquired hereunder, as the case may be (including Section 9.4(b)), are intended (and shall be construed) to put Buyer and Seller in the same economic position they would have been in had all such adjustments been effectuated on or immediately prior to such Closing Date.

Section 9.5 Final Purchase Price Allocation. Not later than thirty (30) days after the determination of the Final Purchase Price with respect to any Option Percentage acquired hereunder, Buyer shall deliver to Seller a statement (the “Allocation Statement”), allocating such Final Purchase Price (plus the liabilities assumed or to which such Option Percentage is subject to the extent properly taken into account under Section 1060 of the Code) among the undivided interest in the Assets included in such Option Percentage in accordance with Section 1060 of the Code. If within twenty (20) days after the delivery of the Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. In the event that Buyer and Seller are unable to resolve such dispute within twenty (20) days, Buyer and Seller shall jointly retain a mutually satisfactory nationally recognized accounting firm (which firm shall not have any material relationship with Buyer or Seller) (the “Tax Allocation Referee”) to resolve the disputed items. Notwithstanding anything to the contrary herein, Buyer and Seller (and the Tax Allocation Referee, if applicable) shall resolve all disputed items no later than February 1 of the calendar year following the calendar year in which the applicable Closing has occurred. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. Seller and Buyer agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax return (including filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the applicable Closing) except as otherwise required by applicable law. Not later than the earlier of (A) February 1 of the calendar year following the calendar year in which the applicable Closing occurred, and (B) thirty (30) days prior to the filing of their respective Forms 8594 relating to the transaction with respect to such Closing, each party shall deliver to the other party a copy of its Form 8594.

ARTICLE 10

TERMINATION AND FAILURE TO CLOSE

Section 10.1 Termination.

(a) If an Election Notice is provided and the Closing with respect to the Option referred to in said Election Notice does not occur by the first Business Day one hundred (100) days after Seller receives such Election Notice, then such Election Notice may be terminated for all purposes (including termination of the exercise of the Option relating thereto and the rights and obligations with respect to such Option) at any time prior to such Closing (x) by the mutual prior written consent of Buyer and Seller or (y) by Seller or Buyer; provided, however, that the terminating party shall not be in breach of this Agreement at the time of such termination.

(b) This Agreement may be terminated (if at the time of termination there has occurred no Closing) (i) by the mutual prior written consent of Seller and Buyer or (ii) by Seller or Buyer (A) after the expiration of the Second Option Period if, as of such expiration, no Second Election Notice has been provided by Buyer to Seller or (B) if the Second Election Notice has been so provided, then the first Business Day one hundred (100) days after Seller receives such Election Notice; provided, however, that, in the case of either clause (ii)(A) or (B) of this Section 10.1(b), the terminating party shall not be in breach of this Agreement at the time of such termination.

Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1(b), this Agreement shall become void and of no further force or effect (except for the provisions of Section 1.1, Section 2.2(a), Section 5.6, Section 6.6, Section 7.5, Section 10.2, Section 10.3, Section 11.4(b)(iii), Section 11.8, Section 12.1, Section 12.2, Section 12.3, Section 12.5, Section 12.6, Section 12.7, Section 12.8, Section 12.9, Section 12.10, Section 12.11, Section 12.12, Section 12.13, Section 12.14, Section 12.15, Section 12.16 and Section 12.17, all of which shall continue in full force and effect) and Seller shall (subject to Buyer’s right of specific performance in the event of Seller’s breach of this Agreement) be free immediately to enjoy all rights of ownership of the Assets (or the applicable Option Percentage not previously sold to Buyer hereunder) and to sell, transfer, encumber or otherwise dispose of the Assets (or the applicable Option Percentage not previously sold to Buyer hereunder) to any party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of any Election Notice under clause (y) of Section 10.1(a) or this Agreement under clause (ii) of Section 10.1(b) shall not relieve any party from liability for any breach of this Agreement. If any Election Notice terminates under clause (y) of Section 10.1(a) or this Agreement terminates under clause (ii) of Section 10.1(b) because a party is in breach of this Agreement, then the other party shall be entitled to all remedies available at law or in equity (and, without in any way limiting the generality of the foregoing, Buyer’s remedies shall include (without limitation) the right of specific performance) and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such party may be entitled.

Section 10.3 Effect of Failure to Close. If (x) Seller fails to close the sale and purchase of any Option Percentage (or any portion thereof) and such failure constitutes a willful breach by Seller of this Agreement or (y) Buyer elects not to close the purchase and sale of any Option Percentage (or portion thereof) or elects not to exercise any Option as a result of any willful breach of this Agreement by Seller (any failure referred to in clause (x) or election referred to in clause (y), a “Section 10.3 Event”), then notwithstanding any other provision of this Agreement to the contrary, and regardless of whether any Election Notice has been terminated pursuant to Section 10.1(a) or this Agreement has been terminated pursuant to Section 10.1(b) of this Agreement:

(a) Buyer shall be entitled to pursue any and all remedies for breach of this Agreement by Seller as are allowed by law or equity, including but not limited to claims for direct damages, indirect damages, consequential damages, lost profits and specific performance, without regard to any limitations otherwise provided for in this Agreement. Without limiting the foregoing in any way, any limitations on remedies or on the extent of recoveries available to Buyer that are provided for in Article 11 of this Agreement, including but not limited to the limitations on indemnities provided for in Section 11.4(c) and Section 11.7, and any limitations on available remedies provided for in Section 12.14 of this Agreement (other than the provisions of said Section 12.14 concerning punitive damages), shall not apply to any claim based on or arising out of a Section 10.3 Event.

(b) Notwithstanding any other provision of this Agreement to the contrary, the releases provided for in Section 11.6 and the Mutual Release shall not operate to release any claims of the type described in this Section 10.3 or any claims of the type described in the last two sentences of Section 10.2 of this Agreement.

ARTICLE 11

POST-CLOSING OBLIGATIONS; INDEMNIFICATION;

LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1 Receipts. With respect to any Option Percentage acquired hereunder, except as otherwise provided in this Agreement, any income, proceeds, receipts and credits attributable to such Option Percentage which are not reflected in the Final Purchase Price with respect to such Option Percentage shall be treated as follows: (a) all income, proceeds, receipts and credits earned with respect to such Option Percentage to which Buyer is entitled under Section 2.5 shall be the sole property and entitlement of Buyer, and, to the extent received by

Seller, Seller shall fully disclose, account for and remit the same promptly to Buyer and (b) all income, proceeds, receipts and credits earned with respect to such Option Percentage to which Seller is entitled under Section 2.5 shall be the sole property and entitlement of Seller and, to the extent received by Buyer, Buyer shall fully disclose, account for and remit the same promptly to Seller.

Section 11.2 Expenses. Except as otherwise provided in this Agreement, any Property Costs which are not reflected in the Final Purchase Price with respect to any Option Percentage acquired hereunder shall be treated as follows: (a) all Property Costs for which Seller is responsible under Section 2.5 shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same and (b) all Property Costs for which Buyer is responsible under Section 2.5 shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same. Seller is entitled to resolve all audits of Property Costs covering periods for which Seller is wholly responsible and Buyer is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Buyer is in whole or in part responsible, provided that Buyer shall not agree to any adjustments to previously assessed costs for which Seller is liable without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed. Seller shall provide Buyer with a copy of all applicable audit reports and written audit agreements received by Seller and relating to periods for which Buyer is partially responsible.

Section 11.3 Assumed Obligations. With respect to any Option Percentage acquired hereunder, on the applicable Closing Date, Buyer shall assume all of the obligations and liabilities of Seller, known or unknown, with respect to such Option Percentage, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time (all of said obligations and liabilities with respect to such Option Percentage acquired hereunder, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that Buyer will not accrue any rights or assume any obligations or liabilities of Seller to the extent that they are:

(a) attributable to or arise out of the disposal of Hazardous Substances by Seller or any of its Affiliates on real property other than the Assets that relate to Seller’s or any of its Affiliates’ operation of the Assets on or before the applicable Closing Date (the “Excluded Offsite Environmental Liability”);

(b) attributable to or arise out of the Excluded Assets or the obligation to pay capital expenditures for which Buyer is a non-consenting party pursuant to Article VI of the OEA as provided in Section 2.5(c);

(c) the continuing responsibility of Seller under Section 11.1 and Section 11.2;

(d) attributable to or arise out of any breach by Seller of its representations, warranties, covenants or other agreements under this Agreement or the certificate delivered pursuant to Section 9.2(b);

(e) any liabilities of Seller or any of its ERISA Affiliates (i) arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is sponsored by, contributed to or maintained by Seller or any of its ERISA Affiliates or that was sponsored by, contributed to or maintained by Seller or any of its ERISA Affiliates within six years prior to the Effective Time, or (ii) arising under ERISA or the Code for which Buyer or any of Buyer’s ERISA Affiliates may have any liability under ERISA as a result of the consummation of the transaction contemplated by this Agreement or otherwise or which could result in the imposition of a lien on any of their assets; or

(f) referred to in Section 13.3(a), (b), (c), (d) or (e) of the Original MFA or are attributable to Seller’s breach of the GSA and/or OEA.

For the avoidance of doubt, the Assumed Seller Obligations with respect to any Option Percentage acquired hereunder shall include such Option Percentage’s pro rata share of the “Assumed Western Obligations” as defined in the Original MFA to the extent otherwise not excluded from Assumed Seller Obligations and a pro rata share of the indemnification obligations with respect to such Assumed Western Obligations as set forth in the Original MFA.

Section 11.4 Indemnities.

(a) Definitions.

“Claim” or “Claims” means, unless specifically provided otherwise, all claims (including, but not limited to, those for damage to property, bodily injury and death, personal injury, illness, disease, maintenance, cure, loss of parental and spousal consortium, wrongful death, loss of support, and wrongful termination of employment), damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions for indirect, consequential, punitive and exemplary damages), obligations, requests for information, costs (including payment of all reasonable attorneys’ fees and costs of litigation), judgments, settlement, interest, and awards or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings, investigation by a Governmental Body or otherwise, or conditions in the real properties of or attributable to any Person or Persons or any party or parties, breach of representation or warranty (expressed or implied), under any theory of tort, contract, breach of contract (including any Claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by an Indemnified Party hereunder), at law or in equity, under statute, or otherwise, arising out of, or incident to or in connection with this Agreement or the ownership or operation of the Assets, including but not limited to Claims which arise out of or are directly or indirectly connected with vessels or the ownership, possession, management, manning, maintenance, supply, operation (including, but not limited to, ingress, egress, loading and unloading operations) or navigation of any vessel.

The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO WHETHER A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS OR WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OF THE BUYER

INDEMNITEES, SELLER INDEMNITIES, INVITEES AND/OR THIRD PARTIES, OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER; OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF BUYER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES OR THIRD PARTIES; OR

THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OF A PARTY WHETHER CHARTERED, OWNED, OR PROVIDED BY THE BUYER INDEMNITEES, SELLER INDEMNITEES, INVITEES OR THIRD PARTIES.

(b) Buyer Indemnity Obligation. Subject only to Section 11.4(c) and the limitations contained in Section 11.7, Buyer shall be responsible for and indemnify, defend, release and hold harmless the Seller Indemnitees from and against all Claims caused by, arising out of or resulting from:

(i) Buyer’s breach of any covenants or agreements to be performed by Buyer under this Agreement, REGARDLESS OF FAULT;

(ii) any breach of any representation or warranty made by Buyer under this Agreement, REGARDLESS OF FAULT;

(iii) Buyer Indemnitees’ access under Section 7.1, or otherwise, to the Assets, the Records and other related activities or information prior to the Closing, REGARDLESS OF FAULT; and

(iv) the Assumed Seller Obligations attributable to any Option Percentage acquired hereunder, including the ownership, use or operation of such Option Percentage acquired hereunder after the Effective Time, REGARDLESS OF FAULT.

For the avoidance of doubt, the fact that Buyer has no obligation to deliver a certificate at any Closing verifying the accuracy of its representations and warranties and confirming the performance of its obligations under this Agreement shall not be a limitation on Buyer’s indemnification obligations under this Agreement and Buyer shall, if a Closing occurs, be deemed to have certified that its representations and warranties with respect to such Closing were true and correct in all material respects as of the time of such Closing.

(c) Seller Indemnity Obligation. Subject to the limitations contained in Section 11.7, Seller shall be responsible for and indemnify, defend, release and hold harmless the Buyer Indemnitees against and from all Claims caused by, arising out of or resulting from those obligations and liabilities described in Section 11.3(a) through (e) REGARDLESS OF FAULT; provided, however, with respect to any Option Percentage acquired hereunder, Seller shall not have any liability with respect to any breach of Sections 5.9, 5.10, 5.11 or 5.15 if Seller (i) has disclosed such breach in writing prior to such Closing and such breach was not a willful breach by Seller and (ii) Seller advises Buyer in writing prior to such Closing that Buyer shall have no liability under this Agreement as a result of Buyer’s failure to acquire such Option

Percentage. For purposes of indemnification with respect to Section 11.3(d), any “materiality,” “in all material respects,” “Material Adverse Effect,” “knowledge” or similar qualification shall be disregarded for purposes of this Section 11.4(c).

(d) Additional Provisions. In connection with Buyer Indemnitees’ access to the Assets prior to Closing, the parties acknowledge that such access may be subject to boarding agreements, releases or other agreements required by Seller or others. In the event of a conflict between the provisions of such agreements and Section 11.4(b)(iii) of this Agreement, Section 11.4(b)(iii) of this Agreement shall control.

(e) Indemnity Sharing. If, prior to or after any Closing, Seller or any member of Seller or any of its Affiliates, successors or assigns (a “Payee”) has recovered any amount for indemnity claims under the MFA, then an amount equal to Buyer’s equitable share of such recovery (net of any cost of recovery), based on the applicable Option Percentage held or to be acquired by Buyer hereunder, shall be (i) deducted from the Adjusted Purchase Price to be paid by Buyer to Seller at such Closing or (ii) paid by Seller to Buyer after such Closing promptly after the Payee’s receipt after such Closing of the indemnity payment in question, as applicable.

Section 11.5 Indemnification Actions.

All claims for indemnification under Section 11.4 shall be asserted and resolved as follows:

(a) For purposes of this Article 11, the term “Indemnifying Party” shall mean the party or parties having an obligation to indemnify another party or parties pursuant to the terms of this Agreement. The term “Indemnified Party” shall mean the party or parties having the right to be indemnified by another party or parties pursuant to the terms of this Agreement.

(b) To make a claim for indemnification (“Indemnity Claim”) under Section 11.4 or any other Article (or part thereof) expressly stating that it controls over the terms of this Article 11, an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including the specific details of and specific basis under this Agreement for its Indemnity Claim (the “Claim Notice”). The Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 11.5 shall not relieve the Indemnifying Party of its obligations under Section 11.4 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim. If the Indemnity Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, then the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the relevant Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability to indemnify the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 11.5(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any third party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any third party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party.

(e) If the Indemnifying Party does not admit its liability to indemnify the Indemnified Party or admits its liability but fails to diligently defend or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

Section 11.6 Release.

(a) EXCEPT FOR SELLER’S OBLIGATIONS UNDER THIS AGREEMENT AND EXCEPT AS PROVIDED IN SECTION 10.3 AND SECTION 12.9 OF THIS AGREEMENT, BUYER HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNITEES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH BUYER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNITEES, RELATING DIRECTLY OR INDIRECTLY TO THE ASSETS, REGARDLESS OF FAULT.

(b) Buyer covenants and agrees that it will not attempt to avoid the effect of the release made by it hereinabove by later arguing that at the time of the release it did not fully appreciate the extent of any such Claims.

Section 11.7 Limitation on Actions. Except as provided in Section 10.3 of this Agreement:

(a) The representations and warranties of the parties in Article 5 and Article 6 to the extent relating to a Closing shall terminate with respect to such Closing six (6) months after the Closing Date relating to such Closing. All covenants and agreements provided for in this Agreement that by their nature are performable solely prior to a Closing shall survive such Closing for six (6) months and covenants and agreements contemplated to be complied with or performed following such Closing shall survive indefinitely. Representations and warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide Claim asserted pursuant to this Agreement with respect to the breach of such a representation, warranty, covenant or agreement on or before its expiration date. Notwithstanding anything to the contrary, the termination of any representation, warranty, covenant or agreement set forth in this Agreement (collectively, the “Provisions”) with respect to the First Closing (if any) shall not limit or otherwise terminate or affect any Provision for any purpose other than with respect to the First Closing. Without in any way limiting the generality of the foregoing and for the avoidance of doubt, (i) the termination of any Provision with respect to the First Closing shall not limit or otherwise terminate or affect such Provision with respect to any portion of the Assets not acquired at the First Closing or any matter relating to such portion not so acquired (including any potential or actual Second Closing) and (ii) each Provision shall continue to apply after the First Closing (without regard to termination of such Provision with respect to the First Closing) for all purposes with respect to all matters relating to or otherwise affecting in any manner Buyer’s and Seller’s respective rights and obligations under this Agreement applicable to the portion of the Assets not acquired at the First Closing.

(b) The indemnities in Section 11.4(b)(i), Section 11.4(b)(ii) and Section 11.4(c) with respect to the obligations and liabilities described in Section 11.3(d) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to Claims asserted pursuant to this Agreement with respect to the breach of such representation, warranty, covenant or agreement on or before such termination date. Buyer’s indemnity in Section 11.4(b)(iii) and Seller’s indemnity in Section 11.4(c) with respect to the obligations and liabilities described in Section 11.3(a), (b), (c)and (e) shall survive the Closing and shall continue without time limit.

(c) Seller shall not have any liability for any indemnification under Section 11.4(c) with respect to any breach by Seller of any of its representations and warranties set forth in this Agreement with respect to a Closing until and unless the aggregate amount of the liability for all Claims for which Claim Notices are delivered by Buyer with respect to matters relating to such Closing exceeds five percent (5%) of the Unadjusted Purchase Price applicable to the Option Percentage acquired at such Closing, and then only to the extent such damages exceed such five percent (5%) of such Unadjusted Purchase Price; provided, however, that such five percent (5%) deductible shall not apply to any Claims relating to (i) a breach by Seller of the special warranty of Defensible Title contained in any Conveyance, (ii) any willful breach of any of Seller’s representations and warranties and (iii) any breach of Section 5.3, Section 5.4, Section 5.5(a), Section 5.6, Section 5.8, Section 5.17, Section 5.18 or Section 5.19, of this Agreement.

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall, with respect to any Closing, not be required to indemnify the Buyer Indemnitees for aggregate damages in excess of twenty five percent (25%) of the Final Purchase Price with respect to the Option Percentage acquired at such Closing (provided that if both the First Closing and the Second Closing occur, then the aforesaid cap shall be equal to 25% of the aggregate of the Final First Purchase Price and the Final Second Purchase Price for each of the First Option Percentage and Second Option Percentage, except that (i) Section 4.1, Section 4.2 and Section 11.3(e), (ii) any willful breach of this Agreement by Seller and breach by Seller of any covenant set forth in this Agreement that by its nature is performable after the Closing and (iii) any breach of Section 5.3, Section 5.4, Section 5.5(a), Section 5.6, Section 5.8, Section 5.17, Section 5.18 or Section 5.19, shall not be subject to the limitations set forth in this Section 11.7(d).

(e) The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by Buyer Indemnitees based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Buyer or any agent of Buyer with respect to, or any knowledge acquired (or capable of being acquired) by Buyer or any agent of Buyer at any time, whether before or after the execution and delivery of this Agreement or any Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver by Buyer of any of the conditions set forth in Section 8.2 will not affect or limit the provisions of this Section 11.7(e).

Section 11.8 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, OR CONFIRMED IN ANY CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(b), OR IN ANY CONVEYANCE TO BE DELIVERED BY SELLER TO BUYER HEREUNDER, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF OR ITS AFFILIATES).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN ANY CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(b), OR IN ANY CONVEYANCE TO BE DELIVERED BY SELLER TO BUYER HEREUNDER, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENT, CHARACTER OR NATURE OF ANY MEMORANDUM OR REPORT OF ANY CONSULTANT RELATING TO THE

ASSETS, (iii) THE QUANTITY, QUALITY OR NATURE OF HYDROCARBONS LOCATED IN OR RELATING TO THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE TRANSPORTATION, PROCESSING OR GATHERING OF HYDROCARBONS FROM THE ASSETS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE RECEIVING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE, OR (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT BUT NOTHING IN THIS SECTION 11.8(c) IS A LIMITATION ON SECTION 7.4.

(c) SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, NORM, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND THE COMPANY SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION. BUT NOTHING IN THIS SECTION 11.8(c) IS A LIMITATION ON SECTION 7.4

(d) Recording. As soon as practicable after a Closing, Buyer shall record the applicable Conveyance in the appropriate counties and provide Seller with copies of all recorded or approved instruments.

Each Conveyance is intended to convey all of the interests in the Surface Contracts being conveyed at the applicable Closing pursuant to this Agreement. Certain Surface Contracts or specific portions of the Surface Contracts that are leased from, or require the approval to transfer by, a governmental entity shall be conveyed under a Conveyance and also are described and covered by other separate assignments made by Seller to Buyer on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in a Conveyance. Further, such assignments shall be deemed to contain the special warranty of title of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the applicable Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2 Notice. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:

Atlas Pipeline Partners, L.P.

c/o West Pointe Corporate Center I

1550 Coraopolis Heights Road, Second Floor

Moon Township, PA 15108

Attention: General Counsel – Lisa Washington

Telephone: (215) 546-5005

Telecopy: (412) 262-2820

With a copy to:	Jones Day 717 Texas, Suite 3300 Houston, Texas 77002 Attention: Jeff Schlegel Telephone: (832) 239-3939 Telecopy: (832) 239-3600

If to Buyer:	Pioneer Natural Resources USA, Inc. 5205 N. O’Conner Blvd. Suite 200 Irving, Texas 75039 Attention: General Counsel – Mark Berg Telephone: (972) 969-4090 Telecopy: (972) 969-3584

Either party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 12.3 Sales or Use Tax Recording Fees and Similar Taxes and Fees. Buyer shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees (collectively “Transfer Taxes”) incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement. Seller will determine, and Buyer will cooperate with Seller in determining the amount of any Transfer Taxes, if any, that are due in connection with the transactions contemplated by this Agreement, and Buyer agrees to pay any such Transfer Tax to the appropriate Governmental Body. If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Buyer will timely furnish to Seller such certificate or evidence.

Section 12.4 Expenses. Except as provided in Section 12.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, any Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to any Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Buyer shall be borne solely and entirely by Buyer.

Section 12.5 Governing Law and Venue. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN MIDLAND COUNTY, TEXAS.

Section 12.6 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.7 Waivers. Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.8 Assignment. No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment or delegation made without such consent shall be void; provided, however, that Buyer may assign all or any portion of its rights and obligations under this Agreement to a master limited partnership or an entity which is listed or to be listed on any stock exchange if, at the time of the transfer, the assignee is an Affiliate or to a Person that, at the time of the assignment is a wholly-owned (directly or indirectly) subsidiary of Pioneer Natural Resources Company, and, upon such assignment, Buyer shall be released from all of its obligations hereunder for all purposes other than its obligation to pay the applicable Unadjusted Purchase Price or Final Purchase Price. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.9 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing in this Agreement constitutes a waiver, amendment or modification of any provision of the OEA or GSA and the OEA and GSA remain in full force and effect in accordance with their respective terms; provided, however, for the avoidance of doubt, the foregoing provisions of this Section 12.9 are not in any respect a limitation on the parties’ respective rights and obligations under this Agreement.

Section 12.10 Amendment.

(a) This Agreement may be amended or modified only by an agreement in writing executed by both parties.

(b) No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.11 No Third-Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Buyer and Seller to any Claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnitees and the Buyer Indemnitees (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnitee or an Buyer Indemnitee must be made and administered by a party to this Agreement).

Section 12.12 References.

In this Agreement:

(a) references to any gender includes a reference to all other genders;

(b) references to the singular includes the plural, and vice versa, unless the context otherwise requires;

(c) reference to any Article, Section, subsection, clause or other subdivision means an Article, Section, subsection, clause or other subdivision of this Agreement;

(d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e) unless expressly provided to the contrary, “hereunder,” “hereof, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and “include” and “including” and all variations of such words shall mean include or including without limiting the generality of the description preceding such term;

(f) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(g) a defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) the term “cost” includes expense and the term “expense” includes cost;

(i) currency amounts referenced herein are in United States Dollars;

(j) unless the context otherwise requires, references in this Agreement to a “party” or “parties” refer to a party or parties to this Agreement and their respective successors and permitted assigns under this Agreement; and

(k) the definitions set forth in this Agreement are incorporated into and made a part of this Agreement.

Section 12.13 Construction. Buyer is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Buyer has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

Section 12.14 Limitation on Damages. Except as provided in Section 10.3 of this Agreement, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against the other party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

Section 12.15 Conspicuousness. The parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.16 Severability. If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

Section 12.17 Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this instrument the day and year first above written.

SELLER		BUYER

Atlas Pipeline Mid-Continent WestTex, LLC		Pioneer Natural Resources USA, Inc.

By:	Atlas Midkiff, LLC, its Managing Member

By:		By:
Name:		Name:
Title:		Title:

The undersigned hereby executes this Agreement solely with respect to and for purposes of Section 11.4(e).

Atlas Pipeline Partners, L.P.

By:	Atlas Pipeline Partners GP, LLC its general partner

By:
Name:
Title:

[Signature Page to Purchase Option Agreement]